Exhibit (h)(31)

FORM OF

FUND OF FUNDS PARTICIPATION AGREEMENT

FOR PROSHARES TRUST EXCHANGE TRADED FUNDS

THIS FUND OF FUNDS PARTICIPATION AGREEMENT, dated as of             , 2012, (the “Agreement”) is by and between ProShares Trust, a Delaware statutory trust (“Trust”) and MassMutual Premier Funds, a Massachusetts Business Trust, on behalf of its MassMutual Barings Dynamic Allocation Fund series (“Fund of Funds”).

RECITALS

WHEREAS, the Trust engages in business as an open-end management investment company;

WHEREAS, the shares of beneficial interest in the Trust are divided into several series of shares (each designated a “Fund” and collectively the “Funds”) and each Fund represents the interest in a particular managed portfolio of securities and other assets;

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and shares of the Funds are registered under the Securities Act of 1933, as amended, (the “1933 Act”);

WHEREAS, the Fund of Funds is engaged in business as an open-end management investment company operating as a fund of funds and as such, in accordance with its investment objectives and policies, may invest in any of the Funds operating at the time of purchase by the Fund of Funds;

WHEREAS, the Fund of Funds is advised by an investment adviser within the meaning of section 2(a)(20)(A) of the 1940 Act and registered under the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”) or is exempt from registration;

WHEREAS, the Fund of Funds may invest in the Funds in excess of the limitations of Section 12(d)(1)(A) and (B) of the 1940 Act pursuant to and under the terms and conditions of an order granted by the Securities and Exchange Commission (“SEC”) dated January 9, 2007 (the “Order”) in response to an application, as amended, submitted by the Trust and its affiliates (the “Application”).

NOW, THEREFORE, in consideration of their mutual promises, the Fund of Funds and the Trust agree as follows:

ARTICLE I

ADMINISTRATION

1.1 Sale of Fund Shares. Subject to Article VI hereof and the terms set forth in its registration statement, as amended from time to time, the Trust agrees to make available to the Fund of Funds shares of the Funds, any such purchases to be effected at net asset value. Notwithstanding the foregoing, the Board of Trustees of the Trust may suspend or terminate the offering of shares of any Fund or class thereof, if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Board of Trustees of the Trust acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, suspension or termination is necessary in the best interests of the shareholders of such Fund. The Trust reserves the right, upon prior written notice to the Fund of Funds (given at the earliest practicable time but in no event less than 60 days), to take all actions, including but not limited to, the dissolution, reorganization, liquidation, merger or sale of all assets of the Trust or any Fund upon the sole authorization of the Board of Trustees of the Trust, acting in good faith.

1.2 Issuance and Transfer. Issuance and transfer of Trust shares shall be by book entry only. Share certificates will not be issued to the Fund of Funds. Purchase and redemption orders for Fund shares shall be recorded in an appropriate ledger for the Fund of Funds.

1.3 Cessation. The Trust reserves the right to cease offering shares of any Fund in the discretion of the Trust.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE FUND OF FUNDS

The Fund of Funds represents and warrants to the Trust that:

2.1 Fund of Funds Organization. The Fund of Funds is an open-end management investment company, and at all times, as required under the 1940 Act, has been duly registered with the SEC as an investment company under the 1940 Act and has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own its material properties and assets, and to carry on its business as it is now being conducted.

2.2 Authorization of Agreement. The Fund of Funds has the requisite power and authority and has taken all necessary actions to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes the valid and binding obligation of the Funds of Funds enforceable against it in accordance with its terms.

2.3 Conflicts. The execution, delivery and performance of this Agreement will not (i) violate, contravene or conflict with the Declaration of Trust or By-laws of the Fund of Funds or with any resolutions adopted by the board of directors or trustees or the shareholders of the Fund of Funds; (ii) conflict with, or result in the breach, violation, or constitute a default under any contract or agreement to which the Fund of Funds is a party or by which it or its properties are bound; (iii) require the Fund of Funds to obtain the consent, waiver, authorization, approval of, or give notice to, any person or entity under any contract or agreement; or (iv) constitute a violation of any law applicable to the Fund of Funds.

2.4 Compliance with Law. As of the date hereof (i) the Fund of Funds’ investment adviser is not subject to disqualification pursuant to Section 203(e) of the Investment Advisers Act regarding service as a registered investment adviser or as a person associated with a registered investment adviser unless the Fund of Funds has received exemptive relief from the SEC with respect to such disqualification or except as would not reasonably be expected to materially impair the ability of the Fund of Funds to perform its obligations hereunder; (ii) the Fund of Funds’ distributor or principal underwriter is not subject to disqualification to serve as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) unless the Fund of Funds has received exemptive relief from the SEC with respect to such disqualification or except as would not reasonably be expected to materially impair the ability of the Fund of Funds to perform its obligations hereunder. As of the date hereof, neither the Fund of Funds nor any “affiliated person” (as defined under the 1940 Act) thereof is subject to disqualification regarding service as an investment adviser or any other capacity contemplated by the 1940 Act for any investment company under Section 9(a) of the 1940 Act unless in each case the Fund of Funds has received exemptive relief from the SEC with respect to such disqualification or except as would not reasonably be expected to materially impair the ability of the Fund of Funds to perform its obligations hereunder. As of the date hereof, the Fund of Funds is not the subject of any investigation or inquiry or, to its knowledge, its investment adviser is not reasonably likely to result in becoming disqualified regarding services as an investment adviser or in any other capacity contemplated by the 1940 Act for any investment company under Section 9(a) of the 1940 Act.

2.5 Section 17(e). Receipt of any compensation by (a) an affiliated person of a Fund of Funds, or an affiliated person of such person, for the purchase by the Fund of Funds of shares of a Fund, or (b) an affiliated person of a Fund, or an affiliated person of such person, for the sale by the Fund of its shares to a Fund of Funds is subject to section 17(e) of the 1940 Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Fund of Funds that:

3.1 Trust Organization. The Trust is an open-end management investment company, and at all times, as required under the 1940 Act, has been duly registered with the SEC as an investment company under the 1940 Act and has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own its material properties and assets, and to carry on its business as it is now being conducted.

3.2 Authorization of Agreement. The Trust has the requisite power and authority and has taken all necessary actions to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes the valid and binding obligation of the Trust enforceable against it in accordance with its terms.

3.3 Conflicts. The execution, delivery and performance of this Agreement will not (i) violate, contravene or conflict with the Declaration of Trust or By-laws of the Trust or with any resolutions adopted by the board of directors or trustees or the shareholders of the Trust; (ii) conflict with, or result in the breach, violation, or constitute a default under any contract or agreement to which the Trust is a party or by which it or its properties are bound; (iii) require the Trust to obtain the consent, waiver, authorization, approval of, or give notice to, any person or entity under any contract or agreement; or (iv) constitute a violation of any law applicable to the Trust.

3.4 Compliance with Law. As of the date hereof (i) the Trust’s investment adviser is not subject to disqualification pursuant to Section 203(e) of the Investment Advisers Act regarding service as a registered investment advisor or as a person associated with a registered investment adviser unless the Trust has received exemptive relief from the SEC with respect to such disqualification or except as would not reasonably be expected to materially impair the ability of the Trust to perform its obligations hereunder; (ii) the Trust’s distributor or principal underwriter is not subject to disqualification to serve as a broker-dealer under Section 15 of the Exchange Act unless the Trust has received exemptive relief from the SEC with respect to such disqualification or except as would not reasonably be expected to materially impair the ability of the Trust to perform its obligations hereunder. As of the date hereof, neither the Trust nor any “affiliated person” (as defined under the 1940 Act) thereof is subject to disqualification regarding service as an investment adviser or any other capacity contemplated by the 1940 Act for any investment company under Section 9(a) of the 1940 Act unless in each case the Trust has received exemptive relief from the SEC with respect to such disqualification or except as would not reasonably be expected to materially impair the ability of the Trust to perform its obligations hereunder. As of the date hereof, the Trust is not the subject of any investigation or inquiry or, to its knowledge, its investment adviser is not reasonably likely to result in becoming disqualified regarding services as an investment adviser or in any other capacity contemplated by the 1940 Act for any investment company under Section 9(a) of the 1940 Act.

ARTICLE IV

COVENANTS OF THE FUND OF FUNDS

4.1 Compliance with Law. The Fund of Funds will comply with all applicable state and federal laws, including but not limited to the 1940 Act and the Exchange Act, and the rules and regulations of applicable governmental or regulatory agencies.

4.2 Order as to the Trust Only. The Fund of Funds agrees to adhere to the terms and conditions of the Order and acknowledges that it may rely on the Order only to invest in the Funds and agrees that such Order shall not be deemed to permit the purchase of shares in a series of any other registered investment company.

4.3 Compliance with Policy. The Fund of Funds agrees that the obligations of the parties hereto and the operation and/or continuation of this Agreement are subject to any applicable policies of the Trust, the Funds and their affiliates, as they may be amended from time to time.

4.4 Disclosure. The Fund of Funds’ prospectus, will disclose, in plain English: (i) that the Fund of Funds may invest in the Funds; and (ii) the unique characteristics of the Fund of Funds investing in the Funds, including, but not limited to, the expense structure and any additional expenses of investing in the Funds.

4.5 Review of and Procedures Related to the Order. The Fund of Funds acknowledges that, prior to an investment in shares of a Fund in excess of the limits in Section 12(d)(1)(A), the Fund of Funds’ board of directors or trustees and their investment advisers understand the terms and conditions of the Order and agree to fulfill their responsibilities under the Order. At the time of its investment in shares of the Funds in excess of the limit in Section 12(d)(1)(A)(i), the Fund of Funds will notify the Funds of its investment. At that time, the Fund of Funds will also transmit to the Trust a list of the names of each Fund of Funds Affiliate and Underwriting Affiliate and will notify the particular Fund of any changes thereto as soon as is reasonably practicable after a change occurs. The Fund of Funds will maintain and preserve a copy of the Order, the agreement, and the list with any updated information for a period of not less than six years from the end of the fiscal year in which any investment occurs, and with respect to the first two years, in an easily accessible place.

4.6 No Consideration. Neither the Fund of Funds nor a Fund of Funds Affiliate will accept any consideration from the Funds or the Trust or any of their affiliates in connection with any services or transactions hereunder.

4.7 Purchases of Securities. Neither the Fund of Funds nor a Fund of Funds Affiliate (except to the extent it is acting in its capacity as an investment adviser or sponsor to a Fund) will cause the Funds to purchase a security from any Affiliated Underwriting, and agree that the Funds will not purchase a security from an Affiliated Underwriting.

4.8 Noncompliance with Order. If the Fund of Funds fails to comply with any or all of the conditions set forth in the Application and/or the Order, the Trust shall be notified immediately of such non-compliance. Upon such notice, or if either party learns of such failure by other means, the parties shall take all necessary steps to correct such non-compliance, including redemption by the Fund of Funds of as much of its shares of the Funds necessary to cause the Fund of Funds’ investment in the Funds to come within the limits of Section 12(d)(1) of the 1940 Act.

4.9 No Control. The Fund of Funds agrees that the members of a Fund of Funds Advisory Group will not control (individually or in the aggregate) a Fund within the meaning of section 2(a)(9) of the 1940 Act. Any investment adviser to the Fund of Funds that meets the definition of section 2(a)(20)(B) of the 1940 Act (“Subadviser”), any person controlling, controlled by, or under common control with the Subadviser, and any investment company or issuer that would be an investment company but for section 3(c)(1) or 3(c)(7) of the 1940 Act (or portion of such investment company or issuer) advised by the Subadviser or any person controlling, controlled by, or under common control with the Subadviser (collectively, the “Subadviser Group”) will not control (individually or in the aggregate) a Fund within the meaning of section 2(a)(9) of the 1940 Act. If, as a result of a decrease in the outstanding voting securities of a Fund, a Fund of Funds Advisory Group or the Subadviser Group, each in the aggregate, becomes a holder of more than 25% of the outstanding voting securities of a Fund, it (except for any member of the Fund of Funds Advisory Group or Subadviser Group that is a separate account) will vote its shares of the Fund in the same proportion as the vote of all other holders of the Fund’s shares. Notwithstanding the foregoing, this section shall not apply to the Subadviser Group with respect to a Fund for which the Subadviser or a person controlling, controlled by, or under common control with the Subadviser acts as the investment adviser within the meaning of section 2(a)(20)(A) of the 1940 Act or as the sponsor. A registered separate account will seek voting instructions from its contract holders and will vote its shares in accordance with the instructions received and will vote those shares for which no instructions were received in the same proportion as the shares for which instructions were received. An unregistered separate account will either (i) vote its shares of the Fund in the same proportion as the vote of all other holders of the Fund’s shares; or (ii) seek voting instructions from its contract holders and vote its shares in accordance with the instructions received and vote those shares for which no instructions were received in the same proportion as the shares for which instructions were received.

4.10 No Conflict. The Fund of Funds and the Fund of Funds Affiliate agree that they will not cause any existing or potential investment by the Fund of Funds in shares of a Fund to influence the terms of any services or transactions between the Fund of Funds or a Fund of Funds Affiliate and the Fund or a Fund Affiliate.

4.11 Oversight of Fund of Funds Adviser. The Fund of Funds agrees that its board of directors or trustees, including a majority of the directors or trustees who are not “interested persons” (within the meaning of Section 2(a)(19) of the 1940 Act)(“disinterested directors/trustees”) will adopt procedures reasonably designed to assure that the Fund of Funds Adviser and any Subadviser is conducting the investment program of the Fund of Funds without taking into account any consideration received by the Fund of Funds or a Fund of Funds Affiliate from a Fund or a Fund Affiliate in connection with any services or transactions.

4.12 Fund of Funds’ Advisory Contracts. Prior to approving any advisory contract under Section 15 of the 1940 Act, the Fund of Funds’ board of directors/trustees, including a majority of the disinterested directors or trustees will find that the advisory fees charged under such advisory contract are based on services provided that will be in addition to, rather than duplicative of, the services provided under the advisory contract of any Fund in which the Fund of Funds may invest. These findings and their basis will be recorded fully in the minute books of the Fund of Funds.

4.13. Waiver of Fees. The Fund of Funds agrees that any Fund of Funds Adviser, or trustee or sponsor of a Fund of Funds, as applicable, will waive fees otherwise payable to it by the Fund of Funds in an amount at least equal to any compensation (including fees received pursuant to any plan adopted by a Fund under Rule 12b-1 under the 1940 Act) received from a Fund by the Fund of Funds Adviser, trustee or sponsor or an affiliated person of the Funds of Funds Adviser, trustee or sponsor, other than any advisory fees paid to the Fund of Funds Adviser or its affiliated person by the Fund, from the Funds in connection with investment by the Fund of Funds in the Funds. Any Subadviser will waive fees otherwise payable to the Subadviser, directly or indirectly, by the Fund of Funds in an amount at least equal to any compensation received by the Subadviser, or an affiliated person of the Subadviser, other than any advisory fees paid to the Subadviser or its affiliated person by the Fund, from the Fund in connection with the investment by the Fund of Funds in the Fund made at the direction of the Subadviser. In the event that the Subadviser waives fees, the benefit of the waiver will be passed through to the Fund of Funds.

4.14 Sales Charges. The Fund of Funds agrees that: (i) with respect to registered separate accounts that invest in a Fund of Funds, no sales load will be charged at the Fund of Funds level or at the Fund level; (ii) other sales charges and service fees, as defined in Rule 2830 of the Conduct Rules of the NASD, if any, will only be charged at the Fund of Funds level or at the Fund level and not at both levels; and (iii) with respect to other investments in a Fund of Funds, any sales charges and/or service fees charged with respect to shares of the Fund of Funds will not exceed the limits applicable to a fund of funds set forth in Rule 2830 of the NASD Conduct Rules.

4.15 Anti-Money Laundering. The Fund of Funds acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require among other things, that financial institutions adopt compliance programs to guard against money laundering. The Fund of Funds further acknowledges that it is in compliance and will continue to comply with the AML Acts and anti-money laundering rules applicable to investment companies.

4.16 Privacy. The Fund of Funds agrees that, with respect to Non-Public Personal Information, as that term is defined under SEC Regulation S-P, it will comply with SEC Regulation S-P and any other applicable regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law.

4.18 Procedures and Policies.

a.	The Fund of Funds agrees that it will maintain procedures regarding (i) the Fund of Fund’s use of Funds pursuant to this Agreement; (ii) compliance with section

12(d)(1) of the 1940 Act in relation to this Agreement; and (iii) the Fund of Funds’ Board of Trustees’ approval of advisory and/or sub-advisory fees of the Fund of Funds (in accordance with Condition #9 of the Order).

b.	The Fund of Funds’ statement of additional information includes a policy with regard to diversification of the Fund of Funds.

4.19 Rule 22c-1. The Fund of Funds agrees that it will comply at all times with the provisions of Rule 22c-1 of the 1940 Act. Any purchase and redemption orders, and any payment for shares of a Fund ordered from the Trust, must be received at the time, and in the manner, as determined by the Trust. All such orders are subject to acceptance or rejection by the Trust or the relevant Fund in the sole discretion of either, or by the distributor acting on the Trust’s or the Fund’s behalf, and orders shall be effective only upon receipt in proper form. The Trust may, if necessary, delay redemption of shares of a Fund to the extent permitted by the 1940 Act. The Fund of Funds may submit a purchase, exchange or redemption order (a “Submitted Order”) for shares of a Fund on behalf of a customer to such Trust’s designated contact in the manner determined by the Trust. Receipt and acceptance of any such Submitted Order on any day the New York Stock Exchange is open for trading and on which a Fund calculates its net asset value (a "Business Day") pursuant to SEC rules by the Fund of Funds as limited agent of the Fund prior to the time that the Fund ordinarily calculates its net asset value as described from time to time in the Fund’s prospectus (which as of the date of execution of this Agreement is 4:00 p.m. Eastern Time) shall constitute receipt and acceptance by the Fund on that same Business Day.

4.20 Investment Company Release No. 27399. The Fund of Funds agrees that it will comply with the disclosure requirements concerning the costs of investing in the Funds set forth in Investment Company Act Release No. 27399.

4.21 Investment Restrictions. The Fund of Funds agrees that the purchase of shares from a Fund will be accomplished in compliance with the investment restrictions of the Fund of Funds and will be consistent with the investment policies set forth in the Fund of Funds’ registration statement.

4.22 Confidential Information. The Fund of Funds agrees that any Funds’ non-public net asset information which it obtains pursuant to this Agreement will (a) be kept confidential; (b)_be used only for a legitimate business purpose; and (c) not be used for trading by the Fund of Funds other than for the purposes set forth herein.

ARTICLE V

COVENANTS OF THE TRUST AND THE FUNDS

5.1 Compliance with Law. The Trust will comply with all applicable state and federal laws, including but not limited to the 1940 Act, the Exchange Act and the rules and regulations of applicable governmental or regulatory agencies.

5.2 Maintenance of Order. The Trust has been provided with a copy of the Order and will maintain and preserve a copy of the Order, along with this Agreement and the list of affiliates described above for a period of not less than six years from the end of the fiscal year in which any investment occurred, and with respect to the first two years in an easily accessible place.

5.3 Acquisition of Securities. No Fund will acquire securities of any other investment company or company relying on section 3(c)(1) or 3(c)(7) of the 1940 Act in excess of the limits contained in Section 12(d)(1)(A) of the 1940 Act, except to the extent permitted by Section 12(d)(1)(E) of the 1940 Act, an exemptive order that allows a Fund to purchase shares of affiliated money market fund for short-term cash management purposes or rule 12d1-1 under the 1940 Act.

5.4 Compliance with Order. The Trust understands that the Fund of Funds’ investment in the Funds in excess of the limits set out in Section 12(d)(1)(A) of the 1940 Act is conditioned expressly upon, among other things, the Funds’ compliance with the conditions of the Order and the Fund of Funds’ compliance with the conditions of the Order as set forth in the Application.

5.5 Noncompliance with Order. If the Trust fails to comply with any or all of the conditions set forth in the Application and/or the Order, the Fund of Funds shall be notified immediately of such non-compliance. Upon such notice, or if either party learns of such failure by other means, the parties shall take all necessary steps to correct such non-compliance, including redemption by the Fund of Funds of as much of its shares of the Funds necessary to cause the Fund of Funds’ investment in the Funds to come within the limits of Section 12(d)(1) of the 1940 Act.

5.6 Investment Not Compelled. The Trust acknowledges and agrees that the Fund of Funds is not compelled to invest in any of the Funds.

5.7 Propriety of Consideration. The Trust agrees that, once an investment by the Fund of Funds in the securities of a Fund exceeds the limits in section 12(d)(1)(A)(i) of the 1940 Act, the Board of Trustees of the Trust, including a majority of the trustees who are not “interested persons” (within the meaning of Section 2(a)(19) of the 1940 Act) of the Trust (the “Disinterested Trustees”), will determine that any consideration paid by a Fund to a Fund of Funds or a Fund of Funds Affiliate in connection with any services or transactions: (a) is fair and reasonable in relation to the nature and quality of the services and benefits received by the Fund; (b) is within the range of consideration that the Fund would be required to pay to an unaffiliated entity in connection with the same services or transactions; and (c) does not involve overreaching on the part of any person concerned. However, the provisions of this section shall not apply with respect to any services or transactions between a Fund and its investment adviser(s), or any person controlling, controlled by, or under common control with such investment adviser(s).

5.8 Monitoring of Securities Transactions. The Trust agrees that the Board of Trustees of the Trust, including a majority of the Disinterested Trustees, will adopt procedures reasonably designed to monitor any purchases of securities by a Fund in an Affiliated Underwriting once an investment by the Fund of Funds in the securities of the Fund exceeds the limit in Section 12(d)(1)(A)(i) of the 1940 Act, including any purchases made directly from an Underwriting Affiliate. The Board of Trustees of the Trust will review these purchases periodically, but no less frequently than annually, to determine whether the purchases were influenced by the investment by the Fund of Funds in shares of the Fund. The Board of Trustees of the Trust shall consider, among other things, (i) whether the purchases were consistent with the investment objectives and policies of the Fund; (ii) how the performance of securities purchased in an Affiliated Underwriting compares to the performance of comparable securities purchased during a comparable period of time in underwritings other than Affiliated Underwritings or to a benchmark such as a comparable market index; and (iii) whether the amount of securities purchased by the Fund in Affiliated Underwritings and the amount purchased directly from an Underwriting Affiliate have changed significantly from prior years. The Board of Trustees of the Trust shall take any appropriate actions based on its review, including if appropriate, the institution of procedures designed to assure that purchases of securities from Affiliated Underwritings are in the best interest of shareholders. The Trust shall maintain and preserve permanently in an easily accessible place a written copy of the procedures described herein, and any modifications, and shall maintain and preserve for a period not less than six years from the end of the fiscal year in which any purchase from an Affiliated Underwriting occurred, and with respect to the first two years in an easily accessible place, a written record of each purchase made once an investment by the Fund of Funds in the securities of a Fund exceeds the limit in section 12(d)(1)(A)(i) of the 1940 Act, setting forth from whom the securities were acquired, the identity of the underwriting syndicate’s members, the terms of the purchase, and the information or materials upon which the Trust’s Board of Trustees’ determinations were made.

5.9 Review of and Procedures Related to Order. Upon receipt of notice from the Fund of Funds concerning an investment in shares of a Fund in excess of the limits in section 12(d)(1)(A)(i) of the 1940 Act, the Trust will provide the Fund of Funds with a list of the names of each Fund Affiliate. The Trust will notify the Fund of Funds of any changes to the list of the names as soon as reasonably practicable after a change occurs. The Trust will maintain and preserve a copy of the Order, the agreement, and the list with any updated information for a period of not less than six years from the end of the fiscal year in which any investment occurred, and with respect to the first two years, in an easily accessible place.

5.10 Anti-Money Laundering. The Trust acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require among other things, that financial institutions adopt compliance programs to guard against money laundering. The Trust further acknowledges that it is in compliance and will continue to comply with the AML Acts and applicable anti-money laundering rules of self-regulatory organizations, including NASD Conduct Rule 3011, in all relevant respects.

5.11 Privacy. The Trust agrees that, with respect to Non-Public Personal Information, as that term is defined under SEC Regulation S-P, it will comply with SEC Regulation S-P and any other applicable regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law.

ARTICLE VI

TERM AND TERMINATION

6.1 Term and Termination. This Agreement shall continue in full force and effect until the first to occur of:

(a) termination by any party, for any reason with respect to some or all Funds, by thirty (30) days advance written notice delivered to the other parties; or

(b) termination by the Trust upon ten calendar days’ prior written notice to the Fund of Funds if an administrative or judicial decision is entered against the Fund of Funds which the Trust determines in its sole judgment exercised in good faith, has or will have a material impact on the Fund of Fund’s ability to perform its obligations under this Agreement; or

(c) termination by the Fund of Funds upon ten calendar days’ prior written notice to the Trust if an administrative or judicial decision is entered against the Trust which the Fund of Funds determines in its sole judgment exercised in good faith, has or will have a material impact on the Trust’s ability to perform its obligations under this Agreement; or

(d) termination by the Trust if the Board of Trustees of the Trust has decided to (i) refuse to sell shares of any Fund to the Fund of Funds; (ii) suspend or terminate the offering of shares of any Fund; or (iii) dissolve, reorganize, liquidate, merge or sell all assets of the Trust or any Fund.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification by the Fund of Funds. (a) The Fund of Funds shall indemnify, defend and hold harmless the Trust, the Funds and their affiliates and respective officers, directors, employees, agents, successors and assigns (collectively, the “Trust Indemnified Parties” or each a “Trust Indemnified Party”) from and against, and shall reimburse the Trust Indemnified Parties for, any and all actions, suits, proceedings, claims, demands, fines, assessments, settlements, corrective or remedial actions, judgments, damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses)(collectively referred to herein as “Losses”) directly or indirectly based upon, arising out of, resulting from, relating to or in connection with:

(i)	any breach of or inaccuracy in any representation, warranty or covenant of the Fund of Funds;

(ii)	any actions or omissions of the Fund of Funds caused by its negligence or willful misconduct; and

(iii)	any breach or violation of, or failure to fully perform, any agreement, covenant, undertaking or obligation of the Fund of Funds set forth in this Agreement.

(b) The Fund of Funds shall not be liable under this indemnification provision with respect to any Losses to which a Trust Indemnified Party would otherwise be subject by reason of a Trust Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Trust Indemnified Party’s duties or by reason of such Trust Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

(c) The Fund of Funds shall not be liable under this indemnification provision with respect to any claim made against any of the Trust Indemnified Parties unless such Trust Indemnified Party shall have notified the Fund of Funds in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Trust Indemnified Party (or after such Trust Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Fund of Funds of any such claim shall not relieve the Fund of Funds from any liability which it may have to the Trust Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against a Trust Indemnified Party, the Fund of Funds shall be entitled to participate, at its own expense, in the defense of such action. The Fund of Funds also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Fund of Funds to such party of the Fund of Funds’ election to assume the defense thereof, the Trust Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Fund of Funds will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

7.2 Indemnification by the Trust. (a) The Trust shall indemnify, defend and hold harmless the Fund of Funds and its respective officers, directors, employees, agents, successors and assigns (collectively, the “Fund of Funds Indemnified Parties” or each a Fund of Funds Indemnified Party) from and against, and shall reimburse the Fund of Funds Indemnified Parties for, any and all actions, suits, proceedings, claims, demands, fines, assessments, settlements, corrective or remedial actions, judgments, damages, costs liabilities, losses and expenses (including reasonable attorneys’ fees and expenses)(collectively referred to herein as “Losses”) directly or indirectly based upon, arising out of, resulting from, relating to or in connection with:

(i)	any breach of or inaccuracy in any representation, warranty or covenant of the Trust;

(ii)	any actions or omissions of the Trust caused by its negligence or willful misconduct; and

(iii)	any breach or violation of, or failure to fully perform, any agreement, covenant, undertaking or obligation of the Trust set forth in this Agreement.

(b) The Trust shall not be liable under this indemnification provision with respect to any Losses to which a Fund of Funds Indemnified Party would otherwise be subject by reason of such Fund of Funds Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Fund of Funds Indemnified Party’s duties or by reason of such Fund of Funds Indemnified Party’s reckless disregard of obligations and duties under this Agreement or to the Trust.

(c) The Trust shall not be liable under this indemnification provision with respect to any claim made against any of the Fund of Funds Indemnified Parties unless such Fund of Funds Indemnified Party shall have notified the Trust in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Fund of Funds Indemnified Party (or after such Fund of Funds Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Trust of any such claim shall not relieve the Trust from any liability which it may have to the Fund of Funds Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against a Fund of Funds Indemnified Party, the Trust will be entitled to participate, at its own expense, in the defense thereof. The Trust also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Trust to such party of the Trust's election to assume the defense thereof, the Fund of Funds Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Trust will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

ARTICLE VIII

MISCELLANEOUS

8.1 Entire Agreement. This Agreement between the Trust and the Fund of Funds, contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters and cannot be changed or terminated orally.

8.2 Jurisdiction and Governing Law. The Trust and the Fund of Funds each hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder in any federal or state court within the City of New York, State of New York and agree that service of process may be accomplished pursuant to the provisions of Section 8.4 below. The parties agree to bring any action with respect to this Agreement and the transactions contemplated hereunder exclusively in federal or state court within the City of New York, State of New York. This Agreement shall be governed by and construed in accordance with the law of the State of New York without giving effect to conflicts of law principles thereof.

8.3 Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

8.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally (including by confirmed legible telecopier transmission) or mailed by certified mail, return receipt requested, to the parties at the following addresses (or to such address as a party may have specified by notice given to the other parties pursuant to this provision):

If to the Funds, to:

ProShares Trust

7501 Wisconsin Avenue

Suite 1000

Bethesda, MD 20814

Attention: General Counsel

Telecopy No.: (240) 497-6530

If to the Fund of Funds, to:

MassMutual Premier Funds

1295 State Street

Springfield, MA 01111

Attn: Jamie L. Bucci

Fax: 413-744-2399

Email: jbucci@massmutual.com

8.5 Separability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect, unless such construction would be unreasonable.

8.6 Waiver. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

8.7 Binding Effect/Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either party without the prior written consent of the other and any attempted assignment without the required consent shall be void.

8.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of copies of such counterparts is confirmed.

8.9 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 8.9.

8.10. Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

8.11 Survival. The following provisions shall survive termination of this Agreement: Articles VII, VIII and IX.

8.12 Limitation of Liability of Trustees and Shareholders of the Trust. A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

8.13. Limitation of Liability of Trustees and Shareholders of the Fund of Funds. A copy of the Agreement and Declaration of Trust of the Fund of Funds is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the trustees of the Fund of Funds as trustees and not individually and that the obligations of this Agreement are not binding upon any of the trustees or shareholders individually but are binding only upon the assets and property of the Fund of Funds.

ARTICLE IX

DEFINITIONS

9.1 “Affiliated Underwriting” shall mean an offering of securities during the existence of an underwriting or selling syndicate of which a principal underwriter is an Underwriting Affiliate.

9.2 “Fund of Funds Adviser” shall mean an investment adviser of the Fund of Funds.

9.3 “Fund of Funds Advisory Group” shall mean any and all investment advisers of the Fund of Funds, any person controlling, controlled by, or under common control with the Fund of Funds Adviser, and any investment company and any issuer that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act that is advised by the Fund of Funds Adviser or any person controlling, controlled by, or under common control with a Fund of Funds Adviser.

9.4 “Fund of Funds Affiliate” shall mean a Fund of Funds Adviser, a promoter, or a principal underwriter of a Fund of Funds, and any person controlling, controlled by, or under common control with any of those entities.

9.5 “Fund Affiliate” shall mean an investment adviser, promoter or principal underwriter of a ProShares Fund, and any person controlling, controlled by, or under common control with any of those entities.

9.6 “Underwriting Affiliate” shall mean a principal underwriter in any underwriting or selling syndicate that is an officer, director, member of an advisory board, investment adviser, or employee of the Fund of Funds, or a person of which any such officer, director, member of an advisory board, investment adviser, or employee is an affiliated person. An Underwriting Affiliate does not include any person whose relationship to the Fund is covered by section 10(f) of the 1940 Act.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first set forth above.

ProShares Trust

By:

Name:
Title:

MassMutual Premier Funds, on behalf of its MassMutual Barings Dynamic Allocation Fund series

By:

Name:
Title: